                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                   SCHEDULE TO
                  Tender Offer Statement under Section 14(d)(1)
           or Section 13(e)(1) of the Securities Exchange Act of 1934
                                (Amendment No. 1)

                         ------------------------------

                             J.D. EDWARDS & COMPANY
                       (Name of Subject Company (Issuer))

                                PEOPLESOFT, INC.
                         JERSEY ACQUISITION CORPORATION
                      (Names of Filing Persons (Offerors))

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    281667105
                      (CUSIP Number of Class of Securities)

                         ------------------------------

                                 Anne S. Jordan
              Senior Vice President, General Counsel and Secretary
                                PeopleSoft, Inc.
                               4460 Hacienda Drive
                          Pleasanton, California 94588
                                 (925) 225-3000

   (Name, address and telephone number of person authorized to receive notices and communications on behalf of the filing person)

                         ------------------------------

                                    COPY TO:

                             Douglas D. Smith, Esq.
                             Lisa A. Fontenot, Esq.
                           Gibson, Dunn & Crutcher LLP
                        One Montgomery Street, 31st Floor
                             San Francisco, CA 94104
                                 (415) 393-8200

                         ------------------------------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

      [X]   third-party tender offer subject to Rule 14d-1

      [ ]   issuer tender offer subject to Rule 13e-4

      [ ]   going-private transaction subject to Rule 13e-3

      [ ]   amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO (the "Schedule TO"), filed on June 19, 2003 by PeopleSoft, Inc., a Delaware corporation ("PeopleSoft"), and Jersey Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of PeopleSoft, relating to Purchaser's offer to exchange all of the issued and outstanding shares of common stock, par value $.001 per share of J.D. Edwards & Company, a Delaware corporation, together with the associated stock purchase rights, for the consideration described in the Schedule TO.

ITEM 12. EXHIBITS.

Item 12 of the Schedule TO is hereby amended and supplemented to include the following exhibits:

EXHIBIT           DESCRIPTION
-------           -----------
(a)(5)(v)         Press Release issued by PeopleSoft, dated June 19, 2003
                  (incorporated by reference to PeopleSoft's 425 filing on June
                  19, 2003).

(a)(5)(vi) Investor Presentation dated June 20, 2003 (incorporated by reference to PeopleSoft's 425 filing on June 23, 2003).

(a)(5)(vii)       Letter to PeopleSoft Employees dated June 20, 2003
                  (incorporated by reference to PeopleSoft's 425 filing on June
                  23, 2003).

(a)(5)(viii)      eWeek Article dated June 20, 2003 (incorporated by reference to PeopleSoft's 425 filing on June 23, 2003).

(a)(5)(ix) Advertisement dated June 23, 2003 (incorporated by reference to PeopleSoft's 425 filing on June 23, 2003).

(a)(5)(x) Quest Article dated June 23, 2003 (incorporated by reference to PeopleSoft's 425 filing on June 24, 2003).

(a)(5)(xi)        Email Newsletter to PeopleSoft Customers dated June 24, 2003
                  (incorporated by reference to PeopleSoft's 425 filing on June
                  24, 2003).

(a)(5)(xii) Transcript of TriNet Webcast dated June 25, 2003 (incorporated by reference to PeopleSoft's 425 filing on June 25, 2003).

                                   SIGNATURES

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    PEOPLESOFT, INC.


                                    By:   /s/ Anne S. Jordan
                                          -------------------------------------
                                          Name:  Anne S. Jordan
                                          Title: Senior Vice President, General
                                                 Counsel and Secretary


                                    JERSEY ACQUISITION CORPORATION

                                    By:   /s/ Anne S. Jordan
                                          -------------------------------------
                                          Name:  Anne S. Jordan
                                          Title: Vice President, Secretary and
                                                 Director


Dated: June 27, 2003

                                  EXHIBIT INDEX

EXHIBIT           DESCRIPTION
-------           -----------
(a)(5)(v)         Press Release issued by PeopleSoft, dated June 19, 2003
                  (incorporated by reference to PeopleSoft's 425 filing on June
                  19, 2003).

(a)(5)(vi) Investor Presentation dated June 20, 2003 (incorporated by reference to PeopleSoft's 425 filing on June 23, 2003).

(a)(5)(vii)       Letter to PeopleSoft Employees dated June 20, 2003
                  (incorporated by reference to PeopleSoft's 425 filing on June
                  23, 2003).

(a)(5)(viii)      eWeek Article dated June 20, 2003 (incorporated by reference to PeopleSoft's 425 filing on June 23, 2003).

(a)(5)(ix) Advertisement dated June 23, 2003 (incorporated by reference to PeopleSoft's 425 filing on June 23, 2003).

(a)(5)(x) Quest Article dated June 23, 2003 (incorporated by reference to PeopleSoft's 425 filing on June 24, 2003).

(a)(5)(xi)        Email Newsletter to PeopleSoft Customers dated June 24, 2003
                  (incorporated by reference to PeopleSoft's 425 filing on June
                  24, 2003).

(a)(5)(xii) Transcript of TriNet Webcast dated June 25, 2003 (incorporated by reference to PeopleSoft's 425 filing on June 25, 2003).